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                                                                     EXHIBIT 4.1


                                    EXHIBIT A

                                 PROMISSORY NOTE

$___________________               Houston, Texas              September 8, 2004

      FOR VALUE RECEIVED, the undersigned, BLUE DOLPHIN ENERGY COMPANY, a Delaware corporation ("BORROWER"), promises to pay to the order of __________________ ("LENDER"), in lawful money of the United States of America, the principal amount of _________________________________ AND NO/100
($__________), plus such additional amounts that may be added to principal pursuant to the terms of this Note or any of the Loan Documents (as defined below), together with interest on the principal balance from time to time remaining unpaid at the rate and upon the terms provided in this Note. Unless otherwise defined in this Note, or unless the context of this Note otherwise requires, each capitalized term used in this Note shall have the meaning given to such term in such applicable Loan Document.

      1.    Defined Terms. As used in this Note,

      BASE RATE means, from day to day, an annual rate of interest equal to the lesser of (a) 12% and (b) the Maximum Rate.

      BUSINESS DAY means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the City of Houston, Harris County, Texas.

      DEBTOR RELIEF LAW means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

      DEFAULT is defined in Section 11 below.

      DEFAULT RATE means, from day to day, an annual rate of interest equal to the lesser of (a) the 18% and (b) the Maximum Rate.

      EXTENDED MATURITY DATE means the earlier to occur of (a) the first anniversary of the date of this Note, and (b) the date upon which the Obligation has been accelerated pursuant to Section 11 below.

      GAAP means generally accepted accounting principles in the U.S. set out in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time.

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      GOVERNMENTAL AUTHORITY means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

      INVESTORS means all the Lenders, as defined in the Mortgage.

      LOAN DOCUMENTS means, collectively, this Note, the Mortgage, the Note and Warrant Purchase Agreement, the Warrants, the Additional Warrants (as defined in the Note and Warrant Purchase Agreement), and all other documents and instruments executed and delivered in connection with this Note, in each case as the same may be renewed, extended, amended, restated or otherwise modified from time to time.

      MATURITY DATE means the earlier to occur of (a) December 7, 2004, and (b) the date upon which the Obligation has been accelerated pursuant to Section 11 below.

      MAXIMUM AMOUNT and MAXIMUM RATE, respectively, mean the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable law, Lender is permitted to contract for, charge, take, reserve or receive on the Obligation.

      MORTGAGE is defined in Section 15 below.

      OBLIGATION means all Principal Debt, interest, and other amounts due under this Note and all other present and future debt, liabilities and obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to Lender by Borrower or any other obligor under any Loan Document, together with all interest accruing thereon, reasonable fees, costs and expenses payable under the Loan Documents or in connection with the enforcement of rights under the Loan Documents.

      PERSON means any individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization of whatever nature.

      PRINCIPAL DEBT means, when determined, the outstanding principal amount of this Note.

      PRIOR LIEN INSTRUMENTS has the meaning given to such term in the Mortgage.

      NOTE AND WARRANT PURCHASE AGREEMENT means that certain Note and Warrant Purchase Agreement dated the same date as this Note among Borrower, Lender and other Investors, as defined therein, covering the Warrants.

      SALVAGE CONTRACT has the meaning given to such term in the Prior Lien Instruments.

      SUBSIDIAR(Y)IES means all Persons controlled directly or indirectly by Borrower, or in which Borrower directly or indirectly owns an equity or voting interest of ten percent (10%) or more. For purposes hereof, "controlled" means the power to direct the management or policies of a person, whether through voting securities, by contract or otherwise.

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      VOTING AGREEMENT means that certain Shareholder Voting Agreement of
Borrower dated of even date hereof among Borrower, the Investors and certain shareholders of Borrower.

      WARRANTS means, collectively, those certain 1,250,000 Warrants issued to Lender and other Investors on the date of this Note to acquire Borrower voting common stock pursuant to the terms and conditions of the Note and Warrant Purchase Agreement.

      2. Interest Rate. Subject to Section 4 and Section 7 below, the unpaid Principal Debt from time to time outstanding shall accrue interest from the date of this Note until maturity at a fixed rate which shall be equal to the Base Rate.

      3.    Use of Proceeds; Payment Terms; Extension of Maturity Date.

            (a) Borrower shall use the proceeds of this Note for working capital and other lawful corporate purposes, and may not use such proceeds for any other purpose.

            (b) Accrued but unpaid interest under this Note shall be due and payable monthly in arrears, commencing on the date that is one month from the date hereof and continuing to be due and payable on the same date of each month thereafter until the Maturity Date; provided that, so long as no Default exists on such interest payment date, from the date of this Note until the Maturity Date, a portion of the interest due under this Note equal to 8% per annum that has accrued during such period shall not be payable on such interest payment date, but shall continue to accrue on a daily basis and shall be due and payable on the Maturity Date. The outstanding Principal Debt plus all accrued and unpaid interest on this Note and all other Obligations shall be due and payable on the Maturity Date.

            (c) No later than 15 days after the date hereof, Borrower will file a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission, which will include a proposal for the stockholders of the Borrower to vote on, among other matters, the issuance of the Additional Warrants (as defined under, and further described in, the Note and Warrant Purchase Agreement), and provided that no Default exists on the Maturity Date but subject to issuance of the Additional Warrants and such other documents as Lender may reasonably request, upon at least seven
      (7) days' prior written notice by Borrower to Lender designating the Extended Maturity Date, together with evidence of stockholder approval of the issuance of the Additional Warrants, the Maturity Date shall be renewed and extended to the Extended Maturity Date, and Borrower and Lender agree to execute a note modification agreement (or similar instrument) to this Note evidencing such renewal and extension at Borrower's sole cost and expense.

      4. Default Rate. After the date this Note matures or is accelerated, the Principal Debt shall accrue interest at the Default Rate, until all amounts due or past due are paid (whether payment is made before or after entry of a judgment) or the Default is otherwise cured or waived.

      5. Prepayment. Borrower may prepay this Note in whole or in part at any time, but no earlier than three Business Days after the Special Meeting (as defined in the Note and Warrant Purchase Agreement); provided that, upon such prepayment Borrower shall pay a

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prepayment fee in an amount equal to 6% of the Principal Debt prepaid. All prepayments under this Note shall be applied to the principal or interest of this Note. This Note represents a single advance term loan made on the date of this Note and any amount prepaid or paid under this Note may not be re-borrowed.

      6. Calculation of Interest. Interest will be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day), but computed as if each calendar year consisted of 365 days. All interest rate determinations and calculations by Lender are conclusive and binding, absent manifest error.

      7. Maximum Rate. Regardless of any provision in this Note or in any Loan Document it is the intention of Borrower and Lender that Lender not (a) contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the principal of this Note any amount in excess of the Maximum Rate or the Maximum Amount or (b) receive any unearned interest, in violation of any applicable law. If any acceleration of the maturity of this Note or any payment under this Note or any other Loan Document produces a rate in excess of the Maximum Rate or if Lender shall for any reason receive any such unearned interest or if any transaction contemplated hereby or by any other Loan Document would otherwise be usurious under applicable law, then (i) the aggregate of all interest under applicable usury laws that is contracted for, charged, taken, reserved, received or applied under this Note, the other Loan Documents, or otherwise shall under no circumstances exceed the Maximum Amount, (ii) neither Borrower nor any other Person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount, (iii) any excess or unearned interest shall be deemed to be and shall be treated as a partial prepayment or repayment of principal and any remaining excess or unearned interest will be refunded to Borrower, and (iv) the provisions of this Note and the Loan Documents shall immediately be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all applicable usury laws. In determining whether interest paid or payable exceeds the Maximum Rate or the Maximum Amount, Lender shall, to the maximum extent permitted under applicable law (w) treat all advances under this Note and the other Loan Documents as a single extension of credit, (x) characterize any non-principal payment as an expense, fee or premium rather than as interest, (y) exclude voluntary prepayments or repayments and their effects, and (z) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of this Note. However, if the Note is paid in full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Rate or the Maximum Amount, Lender shall refund any excess (and Lender may not, to the extent permitted by law, be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount). If the Laws of the State of Texas are applicable for purposes of determining the "Maximum Rate" or the "Maximum Amount," the "Maximum Rate" may not exceed the "weekly ceiling" from time to time in effect under Chapter 303 of the Texas Finance Code, as amended and in effect from time to time.

      8. Conditions to Advance. Lender shall advance to Borrower all of the proceeds under this Note in a single advance upon execution and delivery to Lender of each of the following documents in form and substance satisfactory to Lender (i) this Note, (ii) the Mortgage, (iii) the Note and Warrant Purchase Agreement, (iv) the Warrants, (v) the Voting Agreement, (vi) a letter agreement among Borrower, the Collateral Agent designated in the

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Mortgage ("Collateral Agent"), and Tetra Applied Technologies, Inc. (together with its successors and assigns) in form and substance satisfactory to the parties thereto, (vii) a Secretary's Certificate containing (1) a copy of Borrower's resolutions authorizing this Note and related Loan Documents and transactions thereby, (2) a copy of Borrower's organizational documents, and (3) an incumbency certificate of Borrower's authorized officers, and (viii) such other documents or instruments that Lender may request.

      9. Representations. Borrower does hereby certify, warrant and represent unto, and agrees with, Lender as follows: (i) the Salvage Contract and Prior Lien Instruments are in good standing and, to the best knowledge and belief of Borrower, no uncured breaches or defaults exist thereunder; (ii) the unpaid unpaid balance of the Salvage Contract on this date is $668,000; (iii) no amount other than the outstanding amount under the Salvage Contract is claimed to be owing or secured by the Prior Line Instruments; and (iv) upon the occurrence of an event of default under the Salvage Contract, the Prior Lien Instruments or any other agreement or instrument secured by any Prior Lien Instrument, Borrower shall provide Collateral Agent with written notice of such default within three
(3) Business Days of knowledge of such default.

      10. Negative Covenant. During the term of this Note, without prior consent of the Collateral Agent, Borrower will not allow any material change to be made in the character of its business, nor will it allow any Subsidiary to make any material change to be made in the character of any of their businesses.

      11. Default. The term "DEFAULT" means the occurrence of any one or more of the following events:

            (a) The failure of Borrower to pay any part of the principal or interest under this Note when and as required to be paid or a default occurs under the Mortgage.

            (b) The failure of Borrower or any obligor to punctually and properly perform, observe and comply with any covenant, agreement or condition in this Note or in any other Loan Document (not described in (a) above), and such failure continues for 10 days.

            (c) Borrower or any Subsidiary (i) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, (ii) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant), and (A) the petition is not controverted within 10 days and is not dismissed within 60 days, or (B) an order for relief is entered under Title 11 of the United States Code, (iii) makes an assignment for the benefit of creditors, or
      (iv) fails (or admits in writing its inability) to pay its debts generally as they become due.

            (d) There is entered against Borrower or any Subsidiary (i) a final judgment or order for the payment of money in the aggregate amount exceeding $100,000 (individually or in the aggregate and net of applicable insurance if the insurer has accepted coverage) or (ii) one or more non-monetary final judgments that could be, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Borrower's consolidated financial condition, and, in either case
      (A)

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      enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

            (e) Borrower or any Subsidiary enters into, or is subject to, any agreement or other action (i) for the sale of all or substantially all of its assets, (ii) for any (x) sale, transfer or conveyance of its equity interests (other than the Warrants; the Additional Warrants or the Director Warrants in either case to be issued under, and as defined in, the Note and Warrant Purchase Agreement), (y) merger or (z) other business combination and in the case of clause (y) or (z), and is not the survivor of such merger or business combination, (iii) for the dissolution of Borrower or such Subsidiary otherwise fails to maintain all licenses, permits or franchises to maintain its status as a corporation in existence and good standing in its state of incorporation and in each other State where it is required to qualify to transact business, (iv) for the incurrence of any indebtedness other than (A) the indebtedness evidenced by this Note, (B) any other indebtedness to Lender, or (C) as previously disclosed in writing to Lender before the date hereof.

            (f) Any warrant of attachment, sequestration or similar proceeding against Borrower or any Subsidiary's assets is not stayed within 10 days or diligently contested in good faith by appropriate proceedings diligently pursued with adequate reserves being made in accordance with GAAP.

            (g) Any representation or warranty made to Lender (or its representatives) by Borrower or such grantor or obligor or contained in any Loan Document, at any time proves to have been incorrect, incomplete or misleading when made.

            (h) Except for trade accounts payable in the ordinary course of business, Borrower or any Subsidiary fails to pay when due (after lapse of any applicable grace period) any debt or obligation which (individually or in the aggregate) exceeds $50,000, or any default exists under any agreement which permits any Person to cause any debt or obligation which (individually or in the aggregate) exceeds $50,000 to become due and payable by Borrower or such Subsidiary before its stated maturity.

            (i) Borrower or such Subsidiary breaches or defaults under any term, condition, provision, representation or warranty contained in any agreement, including any agreement with Lender (other than this Note and the other Loan Documents), and the effect of such breach or default could reasonably be expected to result in a Material Adverse Effect on the consolidated financial condition of Borrower and Borrower fails for 5 Business Days to commence and thereafter diligently pursue a cure.

If a Default occurs, after the expiration of any applicable grace or notice and opportunity to cure periods, the holder of this Note shall be entitled to (i) declare the entire unpaid principal of, and all accrued and unpaid interest on, this Note immediately due and payable, without notice of intent to accelerate, notice of acceleration, any other notice, demand, or presentment, all of which are hereby waived, (ii) foreclose any liens or security interests securing all or any part of the debt evidenced by this Note, (iii) exercise its offset rights under Section 14 below, (iv) exercise any of its rights under the other Loan Documents, or (v) proceed to protect, enforce, and

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exercise any other right or remedy to which the holder may be entitled by agreement, at law, or in equity.

      12. No Waiver. No delay on the part of the holder of this Note in the exercise of any right or remedy available to the holder shall operate as a waiver of such right or remedy. No single or partial exercise of a particular right or remedy shall operate as a waiver of that particular right or remedy or any other right or remedy.

      13. Waiver. Except as provided in this Note, Borrower and any party which may be or become liable for the payment of any amounts due under this Note (including any surety, endorser, or guarantor) jointly and severally waive (to the extent permitted by law) all applicable exemption rights (whether arising by constitution, law, or otherwise), all valuation and appraisement rights, presentment and demand for payment, protest, notice of protest and nonpayment, notice of the intention to accelerate, and notice of acceleration and agree that their liability on this Note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

      14. Collection Costs; Fees and Expenses. If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Borrower agrees to pay the court costs, reasonable attorneys' fees, and other costs of collection incurred by or on behalf of the holder of this Note. Borrower shall promptly pay upon demand (a) all reasonable costs, fees and expenses paid or incurred by Lender in connection with the negotiation, preparation, delivery and execution of this Note and the Loan Documents, including those incurred in connection with the preparation, execution and delivery of collateral documents, and any related or subsequent amendment, waiver or consent (including in each case, the reasonable fees and expenses of Lender's counsel), (b) all due diligence, closing, and post-closing costs including filing fees, recording costs, lien searches, corporate due diligence, third-party expenses, appraisals (if required by Lender), title insurance (if required by Lender), environmental surveys (if required by Lender), and other related due diligence, closing and post-closing costs and expenses, and (c) all costs, fees and expenses of Lender incurred in connection with the enforcement of this Note and the Loan Documents or the exercise of any rights arising under the Loan Documents (including reasonable attorneys' fees, expenses and costs paid or incurred in connection with any negotiation, workout or restructure and any action taken in connection with any Debtor Relief Laws), all of which shall be a part of the Obligation and shall accrue interest, if not paid upon demand, at the Default Rate until repaid.

      15. Set-Off Rights. While a Default exists, Lender (and each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply (a) any and all deposits (general or special, time or demand, provisional or final) at any time held by Lender (or its affiliates) and (b) any other debt at any time owing by Lender (or any of its affiliates) to or for the credit or the account of Borrower, against the Obligation even if Lender has not made demand under this Note and the Obligation is unmatured. Lender agrees to promptly notify Borrower after any such set off and application is made; provided that, the failure to give such notice shall not affect the validity of such set off and application. The rights

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of Lender under this Section 14 are in addition to other rights and remedies
(including other rights of set off) that Lender may have.

      16. Collateral. This Note is secured by the security interests in, and liens granted under, that certain Deed of Trust, Mortgage, Assignment of Proceeds, Security Agreement and Financing Statement dated the same date as this Note by Blue Dolphin Pipe Line Company to F. Gardner Parker Trustee, for the benefit of Investors, covering the collateral described therein (the "MORTGAGE"). The Mortgage is incorporated into this Note by reference for all purposes.

      17. Applicable Law. This Note shall be construed, and its performance enforced, in accordance with the laws of the State of Texas.

      18. Remedies of Lender. Lender shall have all rights, remedies, and recourse granted in this Note and all other Loan Documents and those available at law or equity and the same (a) shall be cumulative and concurrent, (b) may be pursued separately, successively, or concurrently against Borrower or any other liable party or against any one or more of them in such order as Lender, in its sole discretion, shall determine, (c) may be exercised as often as occasion therefor shall arise, it being agreed by Borrower and any other liable party that the exercise or failure to exercise any of the same shall in no event be construed as a waiver or release thereof or of any other right, remedy, or recourse, and (d) are intended to be, and shall be, nonexclusive.

      19. Subordination. Anything herein or any Loan Document to the contrary, the security interests created under the Mortgage shall be subordinate to the security interests granted by Blue Dolphin Pipeline Company to MCNIC Offshore Pipeline & Processing Company ("MCNIC") in and to the "Collateral" as defined in and pursuant to that certain Pledge and Security Agreement dated February 1, 2002 ("MCNIC SECURITY AGREEMENT"). Should an event of default occur pursuant to the terms of the MCNIC Security Agreement, such act shall constitute an event of default hereunder. In such event and to the extent MCNIC commences any remedial action under the MCNIC Security Agreement, the Collateral Agent on behalf of the Investors may, at its option, cure the default under the MCNIC Security Agreement. Any costs incurred by the Collateral Agent in curing such default shall constitute an advance from Lender to Borrower of a portion of such advance, such portion to be determined by multiplying the amount of the costs incurred by Collateral Agent by a fraction, the numerator of which is the original principal amount of this Note and the denominator of which is the aggregate original principal amount of all the "Notes" (as defined in the Mortgage), which amount shall be immediately due and payable, shall bear interest at the maximum non-usurious rate permitted by applicable law, shall be secured by the Mortgage and shall be deemed to be made at the instance of Borrower, and the Collateral Agent and Investors shall be subrogated to the rights of the person to whom any payment is made. Should the Collateral, as defined in the MCNIC Security Agreement, be sold by virtue of a foreclosure sale (or other sale) authorized pursuant to the terms of the MCNIC Security Agreement, and should such sale be for an amount in excess of the indebtedness secured by the MCNIC Security Agreement, such residue, up to the amount of the indebtedness under the "Notes," as defined in the Mortgage (including any authorized fees and expenses) shall be paid directly by MCNIC to Collateral Agent for the ratable benefit of the Investors.

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      20.   Notices. Anything herein to the contrary, any notice by Borrower required hereunder shall be satisfied if such notice is provided to Western Gulf Pipeline Partners, LP at c/o Peregrine Management, LLC, 14701 St. Mary's Lane, Suite 800, Houston, Texas 77079.

      21.   ENTIRE AGREEMENT. THIS NOTE (AS AMENDED OR REPLACED FROM TIME TO
TIME) AND THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED BY BORROWER AND LENDER (OR BY BORROWER FOR THE BENEFIT OF LENDER) REPRESENT THE FINAL AGREEMENT BETWEEN BORROWER AND LENDER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY BORROWER AND LENDER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN BORROWER AND LENDER.

                                    BORROWER:

                                    BLUE DOLPHIN ENERGY COMPANY,
                                    a Delaware corporation

                                    By:_________________________________________
                                           Ivar Siem
                                           Chairman and Chief Executive Officer

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